Exhibit 99(a)(14)

Emails to Magma employees regarding approaching Expiration Date of Offer

1. Email to employees who did not respond to request for reply regarding participation in the stock option exchange program

On Monday, August 15, we sent an email to all employees asking for a reply regarding the Option Exchange Program. The options were:

(1)	I am participating and have submitted paperwork,

(2)	I plan to participate but have not yet submitted my paperwork, or

(3)	I do not plan to participate.

We asked for a reply by Thursday evening but to date have not had a reply from you.

The deadline for the Option Exchange Program is Friday, August 19, at 11:59 p.m. Pacific Time. If we do not have paperwork submitted by that time via fax, email or personal delivery, we will record that you will not be participating in the program.

Thank you,

Susan Berry

2. Email to employees who indicated an intention to participate in the stock option exchange program but had not submitted required documents as of Thursday, August 18, 2005

On Monday, August 15, we sent an email to all employees asking for a reply regarding the Option Exchange Program. The options were:

(1)	I am participating and have submitted paperwork,

(2)	I plan to participate but have not yet submitted my paperwork, or

(3)	I do not plan to participate.

You replied with Option Number (2), but to date we have not received your paperwork. The deadline for the Option Exchange Program is Friday, August 19, at 11:59 p.m. Pacific Time. If we do not have paperwork submitted by that time via fax, email or personal delivery, we will record that you will not be participating in the program.

Thank you,

Susan Berry